Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806
1,784,407 Units $10 principal amount per unit CUSIP No. 78011D872	Pricing Date Settlement Date Maturity Date	December 20, 2012 December 28, 2012 January 10, 2014

STEP Income Securities® Linked to the Common Stock of Deere & Company

•	Maturity of approximately one year

•	Interest payable quarterly at the rate of 6.50% per year

•	A payment of $0.617 per unit if the Underlying Stock increases to or above 106.50% of the Starting Value

•	1-to-1 downside exposure to decreases in the Underlying Stock , with up to 100% of your principal at risk

•	All payments on the notes subject to the credit risk of Royal Bank of Canada

•	Limited secondary market liquidity, with no exchange listing

•
The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.  See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement STEPS-1.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price.  See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-8 of this term sheet for additional information.  The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete.  Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.000	$17,844,070.00
Underwriting discount	$0.175	$312,271.22
Proceeds, before expenses, to RBC	$9.825	$17,531,798.78

(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
December 20, 2012

STEP Income Securities®
[Linked to the Common Stock of Deere & Company, due January 10, 2014

Summary
The STEP Income Securities® Linked to the Common Stock of Deere & Company, due January 10, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes provide quarterly interest payments. Additionally, if the Ending Value of the Market Measure, which is the common stock of Deere & Company (the “Underlying Stock”), is at or above the Step Level, the notes will also provide a payment of $0.617 per unit at maturity.  If the Ending Value is less than the Step Level, the Redemption Amount will not be greater than your principal amount. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the principal amount of your notes, and may be as low as zero. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Underlying Stock. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Underlying Stock.  The economic terms of the notes (including the Step Payment) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements.  The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.74 per unit. For more information about the estimated initial value and the structuring of the notes, see "Structuring the Notes” on page TS-8.

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Original Offering Price:	$10 per unit
Term:	Approximately one year
Underlying Stock:	Common stock of Deere & Company (the “Underlying Company”) (NYSE symbol: DE)
Starting Value:	86.33 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:
The Closing Market Price of the Underlying Stock on the valuation date, multiplied by the Price Multiplier. The valuation date is subject to postponement in the event of Market Disruption Events, as described beginning on page S-19 of product supplement STEPS-1.

Valuation Date:	January 3, 2014
Interest Rate:	6.50% per year
Interest Payment Dates:	Quarterly, on April 10, 2013, July 10, 2013, October 10, 2013 and the maturity date
Step Payment:	$0.617 per unit, which represents a return of 6.17% of the Original Offering Price.
Step Level:	91.94 (106.50% of the Starting Value, rounded to two decimal places).
Threshold Value:	86.33 (100% of the Starting Value)
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-8.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-22 of product supplement STEPS-1.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Redemption Amount Determination In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STEPS-1 dated August 30, 2012:
http://www.sec.gov/Archives/edgar/data/1000275/000121465912003905/f829122424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEPS-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the Ending Value will be greater than or equal to the Step Level.

▪      You seek interest payments on your investment.

▪      You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪      You accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Starting Value.

▪      You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪      You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees and charges on the notes.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪     You anticipate that the Ending Value will be less than the Step Level.

▪      You anticipate that the price of the Underlying Stock will increase substantially and do not want a payment at maturity that is limited to the Step Payment.

▪      You seek 100% principal protection or preservation of capital.

▪      In addition to interest payments, you seek an additional guaranteed return above the principal amount.

▪      You seek to receive dividends or other distributions paid on the Underlying Stock.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Hypothetical Payments at Maturity

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Level, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100;

2)	a Threshold Value of 100;

3)	a Step Level of 106.50;

4)	the Step Payment of $0.617 per unit;

5)	the term of the notes from December 28, 2012 to January 10, 2014; and

6)	the interest rate of 6.50% per year.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only.  The actual Starting Value is 86.33, which was the Volume Weighted Average Price of the Underlying Stock on the pricing date.  For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.  In addition, all payments on the notes are subject to issuer credit risk.

Example 1

The Ending Value is 115 (115% of the Starting Value)

The Ending Value is greater than the Step Level. Consequently, in addition to the quarterly interest payments, you will receive on the maturity date the principal amount of your notes plus the Step Payment of $0.617 per unit.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.617 per unit ($10.000 plus the Step Payment of $0.617 per unit).

Example 2

The Ending Value is 105 (105% of the Starting Value)

The Ending Value is greater than the Starting Value but below the Step Level. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.000.

Example 3

The Ending Value is 70 (70% of the Starting Value)

The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date, and you will participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock. The Redemption Amount per unit will equal:

On the maturity date, you will receive the Redemption Amount per unit of $7.000.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Summary of the Hypothetical Examples

	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Step Level	The Ending Value is less than the Step Level but greater than or equal to the Starting Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	105.00	70.00
Step Level	106.50	106.50	106.50
Threshold Value	100.00	100.00	100.00
Interest Rate (per year)	6.50%	6.50%	6.50%
Step Payment	$0.617	$0.000	$0.000
Redemption Amount per Unit	$10.617	$10.000	$7.000
Total Return of the Underlying Stock (1)	17.19%	7.19%	-27.81%
Total Return on the Notes (2)	12.89%	6.72%	-23.28%

(1)	The total return of the Underlying Stock assumes:

(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 2.12% per year; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes from December 28, 2012 to January 10, 2014.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STEPS-1, page 1 of the MTN prospectus supplement, and page 1 of the prospectus identified above under “Summary”. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level.

▪
Your investment return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.

▪
The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of its affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value.  This is due to, among other things, changes in the price of the Underlying Stock, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-8. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Stock), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪
While we, MLPF&S or our respective affiliates may from time to time own shares of the Underlying Company, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-22 of product supplement STEPS-1.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement STEPS-1.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not performed any independent review of the following information. Deere & Company manufactures and distributes a range of agricultural, construction and forestry, and commercial and consumer equipment. The company supplies replacement parts for its own products and for those of other manufacturers. The company also provides product and parts financing services.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 315189.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “DE”.

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2007 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2007	First Quarter	57.98	45.45
	Second Quarter	62.15	52.24
	Third Quarter	74.21	58.55
	Fourth Quarter	93.12	70.76

2008	First Quarter	94.69	76.40
	Second Quarter	93.35	71.38
	Third Quarter	73.47	47.76
	Fourth Quarter	46.30	28.77

2009	First Quarter	45.99	24.83
	Second Quarter	47.05	34.26
	Third Quarter	46.31	35.31
	Fourth Quarter	56.59	41.13

2010	First Quarter	61.96	48.96
	Second Quarter	62.21	54.78
	Third Quarter	73.61	54.50
	Fourth Quarter	84.46	68.57

2011	First Quarter	96.89	83.02
	Second Quarter	99.24	78.53
	Third Quarter	86.44	64.57
	Fourth Quarter	79.25	61.72

2012	First Quarter	89.05	79.21
	Second Quarter	83.43	70.59
	Third Quarter	82.95	73.73
	Fourth Quarter (through the pricing date)	86.87	81.19

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange.  In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do.  That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs.  At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups.  MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.05% to 0.25% per annum (equivalent to $0.01 to $0.03 per unit) at the time we commence the offering of our market-linked notes.  This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the estimated initial value of the notes at the time the terms of the notes were set being less than their public offering price.

At maturity, our payments on the notes will be calculated based on the performance of the Underlying Stock and the $10 per unit Original Offering Price.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements.  The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes.  For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds and Hedging” on page S-17 of product supplement STEPS-1.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Summary of Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Underlying Stock is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement dated August 30, 2012, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as an income-bearing pre-paid cash settled derivative contract linked to the Underlying Stock.

▪
Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined beginning on page S-32 of product supplement STEPS-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement STEPS-1.

Validity of the Notes

In the opinion of Norton Rose Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the product supplement, the prospectus supplement, and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

STEP Income Securities®

STEP Income Securities®
Linked to the Common Stock of Deere & Company, due January 10, 2014

Terms Incorporated in Master Global Security

The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both.  In exchange for receiving current income, you will generally forfeit upside potential on the linked asset.  Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

“STEP Income Securities®” and “STEPS®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S.

STEP Income Securities®